EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rodman & Renshaw Capital Group, Inc.:

          We consent to the incorporation by reference in:

Form	Registration Statement

S-3	333-177945
S-8	333-168830
S-8	333-157872

          We consent to the use of our report dated March 16, 2012, with respect to the consolidated statements of financial condition of Rodman & Renshaw Capital Group, Inc. and subsidiaries (“the Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Rodman & Renshaw Capital Group, Inc.

/s/ KPMG LLP

New York, New York
March 16, 2012